EXHIBIT 99.3

Selected Financial Data.

	Year Ended December 31,
(in thousands, except per share amounts and ratios)	2002	2001	2000	1999	1998
Revenues and Income
Revenues	$711,681	$799,416	$730,657	$558,887	$591,663
Net cash provided by operating activities	504,291	623,762	558,315	343,100	382,010
Income (loss) from continuing operations	10,879	87,329	137,066	28,110	(185,234)
Net income (loss)	17,652	133,575	191,597	49,461	(164,025)
Per Share Data
Basic earnings (loss) per share:
Income from continuing operations	$.19	$1.54	$2.45	$.49	$(3.25)
Net income (loss)	$.31	$2.36	$3.42	$.87	$(2.88)
Cash dividends	$.16	$.16	$.16	$.16	$.16
Year-end stock price	$37.55	$35.29	$46.00	$21.44	$24.63
Basic weighted average shares outstanding	57,196	56,549	55,999	57,005	56,955
Financial Position (at year end)
Property, plant and equipment, net:
Oil and gas mineral interests, equipment and facilities	$2,139,785	$1,953,211	$1,485,123	$1,242,370	$1,429,667
Total assets	2,730,015	2,604,255	2,002,819	1,543,023	1,686,080
Long-term obligations:
Long-term debt, net of current portion	977,116	961,118	648,567	567,524	745,143
Deferred income taxes	201,939	176,259	117,048	83,075	106,823
Other	69,820	75,629	61,639	53,877	52,868
Shareholders’ equity	1,009,386	1,010,198	849,682	683,609	642,080
Ratio of debt-to-book capital	.50	.50	.44	.46	.54
Capital Expenditures
Oil and gas mineral interests, equipment and facilities	$543,967	$765,291	$502,430	$121,077	$445,910
Methanol and power projects	57,646	95,716	98,737	89,728	25,131
Other	3,185	1,932	4,430	1,410	2,733
Total capital expenditures	$604,798	$862,939	$605,597	$212,215	$473,774

For additional information, see “Financial Statements and Supplementary Data” of this Form 8-K. The selected financial data has been adjusted to reflect reclassifications that the Company has made to reflect the adoption of EITF 02-03, “Recognition and Reporting of Gains and Losses on Energy Trading Contracts” and the reporting of discontinued operations for the sale of oil and gas properties in 2003.

Operating Statistics

	Year Ended December 31,
	2002	2001	2000	1999	1998
Natural Gas
Sales (in millions)	$341.4	$488.3	$449.5	$308.6	$375.1
Production (MMcfpd)	343.2	355.9	336.1	386.7	476.4
Average realized price (per Mcf)	$2.90	$3.93	$3.75	$2.22	$2.19

Crude Oil
Sales (in millions)	$261.1	$217.6	$180.6	$151.0	$136.6
Production (Bopd)	30,123	26,116	20,944	25,194	31,661
Average realized price (per Bbl)	$24.25	$24.46	$24.18	$16.24	$11.67

Royalty sales (in millions)	$15.6	$20.9	$17.3	$14.0	$13.1